Cover Letter to Offer to Purchase and Letter of Transmittal

Exhibit B

Alternative Investment Partners	One Tower Bridge
100 Front Street
West Conshohocken, PA 19428

Cover Letter to Offer to Purchase and Letter of Transmittal

SPECIAL TENDER OFFER

If You Do Not Want to Sell All of Your Shares at This Time,

Please Disregard This Notice.

This Is Solely Notification of the Fund’s Tender Offer.

September 29, 2015

Dear AIP Multi-Strategy Fund P Shareholder:

We are writing to inform you of important dates relating to a special in-kind tender offer by AIP Multi-Strategy Fund P (the “Fund”). If you are not interested in tendering all of your shares in the Fund (“Shares”) for purchase by the Fund in exchange for shares in the AIP Multi-Strategy Fund A (the “Master Fund”) at this time, please disregard this notice and take no action.

The tender offer period will begin on September 29, 2015. While tenders of Shares may be withdrawn until 12:00 midnight, Eastern time, on November 9, 2015, tenders of Shares must be submitted no later than October 29, 2015. The purpose of the tender offer is to provide you with the opportunity to invest directly in the Master Fund by converting all of your Shares in the Fund to Master Fund shares. Shares may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender all of your Shares for purchase by the Fund during this tender offer period please complete and return the enclosed Letter of Transmittal by no later than October 29, 2015. If you do not wish to sell your Shares, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ALL OF YOUR SHARES AT THIS TIME.

All tenders of Shares must be received by the Fund, either by mail or by fax, in good order no later than October 29, 2015.

If we may be of further assistance, please contact us by calling one of our dedicated account representatives at (800) 421-7572, Monday through Friday (except holidays), from 8:00 a.m. to 5:00 p.m., Eastern time.

Sincerely,

AIP Multi-Strategy Fund P

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